Exhibit 99.1

GeoMet Announces New Natural Gas Hedge Positions for 2007 / 2008

Houston, Texas – December 15, 2006 - GeoMet, Inc. (NASDAQ: GMET) (“GeoMet” or the “Company”) announced today that it has entered into additional natural gas hedges since it last provided this information on November 9, 2006.

For the Summer 2007, GeoMet has secured costless collars covering a total of 856,000 MMBtus of gas with a floor price of $7.50 and a ceiling price of $9.75. Additional collars covering a total of 608,000 MMBtus of gas with a floor price of $8.25 and a ceiling price of $11.25 were secured for the Winter 2007 / 2008 period. Additionally, the Company has secured swaps for the First Quarter of 2007 covering a total of 360,000 MMBtus of gas at a price of $7.75.

The schedule below provides a summary of our current hedge positions for the period beginning January 1, 2007.

	Three-Way Collars
		Weighted Average			Traditional Collars			Swaps
	Quantity MMBtus	Protection* $/MMBtus	Floor $/MMBtus	Cap $/MMBtus	Quantity MMBtus	Floor $/MMBtus	Cap $/MMBtus	Quantity MMBtus	$/MMBtus
First Quarter 2007	900,000	$1.50	$8.20	$11.02	0	$0.00	$0.00	360,000	$7.75
(January - March)

Summer 2007	1,712,000	$1.63	$7.38	$10.50	856,000	$7.50	$9.75	0	$0.00
(April - October)

Winter 2007/2008	1,216,000	$3.00	$9.00	$14.80	608,000	$8.25	$11.25	0	$0.00
(November - March)

Summer 2008	1,712,000	$2.00	$7.00	$10.50	0	$0.00	$0.00	0	$0.00
(April - October)

*	Protection is the difference between the floor and the point where the floor price phases out. It remains a constant premium as prices continue to decline.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 or ssmith@geometcbm.com or visit our website at www.geometinc.com.

Forward Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. GeoMet undertakes no duty to update or revise these forward looking statements.